CHINA VANTAGEPOINT ACQUISITION COMPANY

COMPLETES INITIAL PUBLIC OFFERING

Miami, Florida, February 28, 2011 – China VantagePoint Acquisition Company (OTCBB: CHVPF) (the “Company”) announced today that it consummated its initial public offering of 2,750,000 units on February 25, 2011.  Each unit consists of one subunit and one-half of a warrant.  Each subunit consists of one ordinary share and one-half of a warrant.  Each whole warrant entitles the holder to purchase one ordinary share at an exercise price of $5.00 per share.  The units were sold at an offering price of $6.00 per unit, generating gross proceeds of $16,500,000.  In addition, the Company consummated an offering of 2,642,856 warrants to the Company’s directors, EarlyBirdCapital, Inc. and other third party purchasers generating gross proceeds of approximately $925,000.  The initial public offering and the warrant offering generated aggregate gross proceeds of approximately $17,425,000.  EarlyBirdCapital acted as the sole underwriter in connection with the initial public offering.

Of the proceeds received from the consummation of the initial public offering and the warrant offering, $16,447,500 (or approximately $5.98 per unit sold in the initial public offering) was placed in trust.  An audited balance sheet as of February 25, 2011 reflecting receipt of the proceeds of the initial public offering and the warrant offering will be issued by the Company and included as Exhibit 99.1 to a Current Report on Form 8-K to be filed by the Company with the Securities and Exchange Commission.

China VantagePoint Acquisition Company is a blank check company recently formed for the purpose of acquiring, through a merger, stock exchange, asset acquisition or other similar business combination, an unidentified operating business.

A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission, a copy of which may be obtained from EarlyBirdCapital Inc., 275 Madison Avenue, 27th Floor, New York, New York 10016.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.  The offering of these securities will be made only by means of a prospectus.

For further information, please contact:

China VantagePoint Acquisition Company Wei Li / Yiting Liu / Ye Sophie Tao	Tel: +1 (305) 981-6888